APPENDIX B

MOTLEY FOOL ASSET MANAGEMENT, LLC

MOTLEY FOOL WEALTH MANAGEMENT, LLC

JOINT CODE OF ETHICS

Section I	Statement of General Fiduciary Principles

(A)	Introduction

This Joint Code of Ethics (the "Code") has been adopted by Motley Fool Asset Management, LLC, ("MFAM") and Motley Fool Wealth Management, LLC (“MFWM”) (each an “Adviser,” and together “Advisers”).1 The purpose of the Code is to establish standards and procedures to prevent and detect activities by which persons with knowledge of portfolio investments, the investment intentions of an Adviser and clients’ personal information (financial and otherwise) could abuse their fiduciary duties to clients and to deal with other types of conflicts of interest.

The Code is based upon the principle that the officers, managers and personnel of each Adviser owes a fiduciary duty to its respective Clients (as defined below) to conduct their personal securities transactions and otherwise act in a manner that does not interfere with any Client's transactions or otherwise take unfair advantage of their relationship with any other Client. All employees of the Advisers are expected to fully understand and adhere to this general principle as well as comply with all the provisions of this Code that apply to them.

Technical compliance with the Code will not automatically insulate any person from scrutiny of transactions and other actions that may show a pattern of compromise or abuse of the individual's fiduciary duties to Clients. Accordingly, all Supervised Persons2 (as defined below) must seek to identify and mitigate, and where practical avoid, any conflicts between their personal interests and the interests of Clients. In sum, all Supervised Persons shall place the interests of Clients before their own personal interests.

Every Supervised Person must read and retain this Code, recognize that he or she is subject to its provisions, and comply with all applicable Federal Securities Laws (as defined below). If you have any questions about this Code, you should discuss them with the Chief Compliance Officer (“CCO”), a direct report of the CCO, or their designee (collectively, with the CCO, the “Compliance Team”), or the General Counsel or their designees (collectively, the “Legal Team”).

Although the Code is intended to provide every Supervised Person with guidance and certainty as to whether certain actions or practices are permissible, it does not cover every potential conflict you may face. In this regard, the Advisers also maintain other compliance policies and procedures that may apply to a Supervised Person’s specific responsibilities and duties (including, among others, Policies and Procedures to Prevent and Detect Misuse of Material Non-Public Information, Client Complaint and Trade Error Procedures). Supervised Persons receive training on these other policies and procedures, which are also available to all Supervised Persons in Orion Compliance or on the network shared drive. Orion Compliance is a web-based compliance monitoring tool that is utilized by the Advisers to help manage the compliance program. All forms and reporting referenced in the Code are completed using Orion Compliance. In the event that any provisions of this Code conflict with any other policy or procedure, the provisions of this Code shall control. The Advisers shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

[1]	Each Adviser has adopted the Code in compliance with Rule 204A-1 ("Rule 204A-1") under the Investment Advisers Act of 1940 (the "Advisers Act").

[2]	All employees of the Adviser are deemed Supervised Persons for the purpose of this Code.

(B)	Standards of Conduct

(1)	Supervised Person Conduct

The following general principles should guide the individual conduct of each Supervised Person:

●	Supervised Persons will not take any action that will violate any Federal Securities Laws;

●	Supervised Persons will adhere to the highest standards of ethical conduct;

●	Supervised Persons will maintain the confidentiality of all information obtained in the course of employment with the Adviser;

●	Supervised Persons will bring any issues reasonably believed to place the Adviser at risk to the attention of the Compliance Team or Legal Team;

●	Supervised Persons will not abuse or misappropriate the Adviser’s or any Client assets or confidential information for personal gain;

●	Supervised Persons will disclose any activities that may create an actual or potential conflict of interest between the Supervised Person, the Adviser, and/or any Client, or otherwise adversely impact the reputation of the Adviser;

●	Supervised Persons will deal fairly with Clients and other Supervised Persons and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Adviser; and

●	Supervised Persons will comply with the Code of Ethics.

(2)	Falsification or Alteration of Records

Falsifying or altering records or reports of the Adviser, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Adviser or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

●	Making false or inaccurate entries or statements in any Adviser or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

●	Manipulating books, records, or reports for personal gain;

●	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions, which may include using unauthorized means of communication (e.g., personal devices) that are not captured by the Adviser;

●	Maintaining any undisclosed or unrecorded Adviser or Client funds or assets;

●	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

(3)	Competition and Fair Dealing

The Adviser seeks to outperform its competition fairly and honestly. The Adviser seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Supervised Persons of other companies is prohibited. Each Supervised Person should endeavor to respect the rights of and deal fairly with the Adviser’s Clients, vendors, service providers, suppliers, and competitors. No Supervised Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

Supervised Persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Supervised Person of the Adviser should also be avoided.

(C)	Prohibition Against Insider Trading

(1)	Adviser Policy

Investment advisers and their Supervised Persons often have access to material information about a company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities (including for the avoidance of doubt, Derivatives) while in possession of material, non-public information concerning such issuer or its Securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts, and investment managers.

While insider trading or tipping cases are generally associated with publicly-traded issuers, the anti-fraud provisions of federal securities laws apply to all securities transaction, including transactions involving private company securities.3

Violations of these restrictions may have severe consequences for both the Adviser and its Supervised Persons. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Supervised Persons. Broker-dealers and investment advisers may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Adviser has adopted the general policy, applicable to all Supervised Persons, that a Supervised Person may not trade in any Client or personal account in the securities of any issuer about which the Supervised Person possesses material, non-public information, nor “tip” others about such information. Please see the Adviser’s Compliance Manual for additional information on insider trading policies and procedures.

The laws of insider trading are continuously changing. Supervised Persons may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Supervised Persons should notify a member of the Compliance Team or Legal Team immediately if they have any questions as to the propriety of any actions or about the policies and procedures contained herein.

(2)	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Supervised Person has any questions, they should consult a member of the Compliance Team or Legal Team.

(i)	What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

●	business combinations (such as mergers or joint ventures),

●	changes in financial results,

●	changes in dividend policy,

[3]	See Sec. & Exch. Comm’n v. Stiefel Labs, Inc., No. 11-cv-24438-WJZ (S.D. Fl. Dec. 12, 2011)(“Stiefel”), available at https://www.sec.gov/divisions/enforce/claims/stiefel-laboratories.htm. In Stiefel, the SEC alleged that the certain officers of the company engaged in a fraudulent stock scheme in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

●	changes in earnings estimates,

●	significant litigation exposure,

●	new product or service announcements,

●	private securities offerings,

●	plans for recapitalization,

●	repurchase of shares or other reorganization plans,

●	antitrust charges,

●	labor disputes,

●	pending large commercial or government contracts,

●	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and

●	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities (including purchases or sales for advisory Client accounts) may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If a Supervised Person is in receipt of non-public information that they believe is not material, they should confirm such determination with a member of the Compliance Team.

(ii)	What Is “Non-Public” Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If a Supervised Person is uncertain whether or not information is non-public, they should contact a member of the Compliance Team.

(iii)	Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Supervised Persons of the Adviser may periodically access. If a Supervised Person accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a company, and immediately notify a member of the Compliance Team if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material non-public information.

(a)	Contacts with Issuers

Contacts with issuers represent an important part of the Adviser’s research efforts. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

Supervised Persons must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with issuers, Supervised Persons become aware of material, non-public information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect themselves, the Adviser, and its Clients, Supervised Persons should contact a member of the Compliance Team immediately if they believe that they may have received material, non-public information.

To the extent practicable, all calls or meetings with any employee of a company must be reported to a member of the Compliance Team prior to the meeting. To the extent that any meeting or contact is not open to the investment community, the CCO may require that Supervised Persons issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information. If, given the circumstances, an employee is not able to notify the Compliance Team prior to the meeting, the employee will inform the Compliance Team promptly thereafter. The Compliance Team will maintain a list of all Adviser contacts with public companies.

(b)	Contacts with Research Consultants

Supervised Persons may wish to engage the services of third-party research firms (a “Consulting Service”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Supervised Persons must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO. In addition, Supervised Persons must notify a member of the Compliance Team prior to each contact (whether a call or meeting) with any previously approved Consultant. The Compliance Team will maintain a list of all Adviser contacts with Consultants.

The following guidelines apply to all Supervised Person contacts with Consulting Services and Consultants:

●	Prior to any conversation with a Consultant, Supervised Persons must remind or inform such Consultant that Adviser neither the Adviser nor the Supervised Person wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose;

●	The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Adviser or its Supervised Persons with his or her services, or inform the Supervised Person or the Adviser otherwise;

●	If a Consultant inadvertently discloses material non-public information regarding any company, the Supervised Person must contact a member of the Compliance Team immediately, who will determine if the company must be added to the Restricted List;

●	A member of the Compliance Team or Legal Team may chaperone calls with Consultants;

●	Supervised Persons may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation;

●	Supervised Persons are reminded of their non-disclosure obligations regarding Adviser and Client information contained in the Adviser’s Compliance Manual.

(c)	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.

(d)	Directorships and Committee Memberships

A Supervised Person of the Adviser may be a member of the board of directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the Compliance Team immediately by completing the Outside Business Activities questionnaire in Orion Compliance.

(e)	Information Received Pursuant to a Confidentiality Agreements

The Adviser may enter into confidentiality agreements with issuers, their representatives, or third-party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the Legal Team prior to execution. Confidentiality agreements generally require the Adviser to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Supervised Persons should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Supervised Persons should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If a Supervised Person is uncertain as to their rights and obligations under a confidentiality agreement, they should contact a member of the Legal Team.

(f)	Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Advisers and the Supervised Person, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Supervised Persons should contact a member of the Compliance Team prior to acting on or sharing any information received as a market rumor.

(g)	Adviser Trading Activity, Portfolio Holdings & Recommendations

Advisers buy or sell securities for its own account and/or the account of their respective Clients, and the Adviser and its Supervised Person may have positions in securities that it purchases of behalf of its Clients. Such investment actions by an Adviser poses potential conflicts of interest in that an Adviser and/or its Supervised Persons may benefit from price movements of purchased, sold or recommended securities. As such, for purposes of this Code, knowledge of upcoming or pending trades by the Adviser (whether for its own account or the account of its Clients) is considered material non-public information.

In addition, The Motley Fool, LLC (“TMF”), an affiliate of the Advisers, publishes opinions and recommendations regarding the purchase and sale of securities that may affect the prices of securities. These opinions and recommendations are published on TMF’s website and through newsletter services. There are informational and physical barriers between TMF and the Advisers’ respective businesses that are designed to, among other things, prevent the dissemination of pre-publication opinions and recommendation. For purposes of this Code, TMF’s pre-publication opinions and recommendations are considered material non-public information.

(3)	Penalties for Insider Trading

Supervised Persons may face severe penalties if they trade securities while in possession of material, non-public information, or if they improperly communicate non-public information to others. The consequences of illegal insider trading may include:

●	An Adviser may terminate their employment;

●	They may be subject to criminal sanctions which may include a fine of up to $5,000,000 per offense and/or up to twenty years imprisonment;

●	The SEC can recover Supervised Persons’ profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades;

●	The SEC may issue an order permanently barring Supervised Persons from the securities industry;

●	Supervised Persons may be sued by investors seeking to recover damages for insider trading violations.

●	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Supervised Person; and

●	Restrictions on an Adviser’s ability to conduct certain of its business activities.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of a Supervised Person who is found liable for insider trading may also be subject to penalties.

(4)	Compliance Procedures

The Advisers have adopted Procedures to Prevent and Detect Misuse of Material Nonpublic Information to control for the risk of insider trading. Supervised Persons are required to review and comply with this policy.

Section II	Covered Persons

Subject to their general duty to place Clients’ interests before their own personal interest, individuals may have different obligations under this Code, depending upon their respective roles and access to sensitive information.

Personnel of the Advisers fall into two categories, each with its own set of responsibilities:

(A)	"Supervised Persons”[4] are

[4]	The specific obligations of Supervised Persons are described in Section IV.

(1)	Officers, managers (or other persons occupying a similar status or performing similar functions) and employees

●	of an Adviser; or

●	of a company in a control relationship to an Adviser who regularly perform services for an Adviser; and

(2)	any other person who is subject to an Adviser's supervision and control.

(B)	“Access Persons"[5] are

(1)	Supervised Persons

●	who have access to nonpublic information regarding any Adviser’s purchase or sale of Securities (including, for the avoidance of doubt, options and other derivatives) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below), Model Portfolio (as defined below) or Client account; or

●	who are involved in making Securities recommendations, or have access to such recommendations, that are nonpublic; or

●	who in connection with their regular functions or duties make, participate in, or obtain information regarding an open or intended order for the purchase or sale of any Security on behalf of a Client.

(C)	The Compliance Team will review third-party service provider engagements to identify who should be subject to oversight and controls described in this Code and other policies and procedures (including the applicable Adviser’s Policies and Procedures to Prevent and Detect Misuse of Material Nonpublic Information), based on their functional roles and whether they have access to confidential information regarding the Funds or Client accounts. The Compliance Team, in consultation with the Legal Team, may designate individuals employed by outside service providers as “Access Person” (as defined in this Code), and those individuals will be subject to the obligations and restrictions applicable to Access Persons. When determining whether to designate an outside individual as an Access Person, the Compliance Team will consider, among other things: (i) the type and nature of information to which the individual has access; and (ii) the third-party service provider’s internal procedures and controls relating to the misuse of material non-public or confidential information.

(D)	The Compliance Team shall maintain lists of individuals whose duties make them Supervised Persons and Access Persons. The Compliance Team shall promptly notify an individual upon any change in that person’s status. In addition, all Supervised Persons have an obligation to provide notice to the Compliance Team on a timely basis if there is a change to their duties, responsibilities, or title that they believe may affect their reporting status under this Code.

(E)	Notwithstanding the foregoing, personnel of an Adviser, or any of their affiliates shall not be considered to be Access Persons by virtue of receiving information about their respective personal portfolios or investments in a proprietary fund, or recommendations regarding Securities, as part of an ordinary relationship with an Adviser as a Client or investor in a proprietary product.

[5]	The specific obligations of Access Persons are described in Section V(A) (subject to the exceptions of V(C)), VI, and VII.

Section III	Definitions

(A)	"Automatic Investment Plan" means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.[6]

(B)	"Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and for purposes of this Code shall be deemed to include, without limitation, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including (among other things) any such interest that arises as a result of:

(1)	a general partnership interest in a general or limited partnership, or a manager/member interest in a limited liability company;

(2)	an interest as a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in Securities;

(3)	a right to dividends that is separated or separable from the underlying Security;

(4)	a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and

(5)	a performance related advisory fee (other than an asset-based fee).[7]

You do not have Beneficial Ownership of Securities held by a corporation, partnership, limited liability company, or other entity in which you hold an equity interest unless you control (as defined below) the entity or you have or share investment control over the Securities held by the entity.

(C)	"Chief Compliance Officer" (“CCO”), means the chief compliance officer of each applicable Adviser. In the event that there is no acting CCO, the General Counsel or a member of the Compliance Team will take this role.

[6]	A dividend reinvestment plan ("DRIP") is considered to be an Automatic Investment Plan to the extent that transactions are made automatically in accordance with a predetermined schedule and allocation. Similarly, certain digital advisory (or “robo”) businesses that automatically invest Employee assets (for example, via automated payroll or bank account debits), or provide Supervised Persons with stock awards associated with purchases of merchandise, are also considered Automatic Investment Plans for the portion of the account activity controlled by such business; provided, however, that the sale of Securities obtained through these services or any other brokerage activities initiated by the Supervised Person remain are subject to the provisions of this Code and other relevant policies and procedures.

[7]	Beneficial Ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.

(D)	"Client" means any person or entity for whom or which an Adviser serves as an "investment adviser" within the meaning of Section 202(a)(11) of the Advisers Act. Notwithstanding that collective investment vehicles managed by an Adviser (e.g., hedge funds and exchange traded funds) are technically the “Client”, investors in those funds will, unless specified otherwise, generally be treated as “Clients” solely for purposes of this Code.

(E)	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, within the meaning of Section 2(a)(9) of the 1940 Act.

(F)	“Discretionary Account” or “Managed Account” means an account over which the Access Person does not directly or indirectly exercise any influence or control. For example, a Discretionary Account or Managed Account may include a trust account over which a trustee has management authority, or a separately managed account over which a third-party investment manager has discretionary investment authority. Generally, in order for these types of accounts to qualify as Discretionary or Managed Accounts, the Access Person should not directly or indirectly instruct or suggest purchases or sales of any investments, or consult with the trustee or third-party investment manager (on an ongoing basis beyond the initial account set-up) as to the particular allocation of investments.[8]

(G)	"Federal Securities Laws" means the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the Investment Adviser Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Jumpstart Our Business Startups Act of 2012, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(H)	"Fund" means any pooled investment vehicle.

(I)	“Initial Public Offering” means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(J)	“Limited Offering” means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) hereof or Rule 504, Rule 505, or Rule 506 thereunder. For the avoidance of doubt, “Limited Offering” may include, but is not limited to, hedge fund, private equity fund and other similar investment fund offerings.

(K)	“Model Portfolio” means model portfolios maintained and used by MFWM to create separately managed accounts for its Clients.

(L)	“Personal Account” means any account owned by, or in the name of, an Access Person in which Reportable Securities may be held or any such account in which an Access Person has a Beneficial Interest in Reportable Securities.

[8]	An Access Person will not be deemed to exercise direct or indirect influence or control over a Discretionary Account because: (i) the Access Person engages in discussions in which a trustee or investment managers summarizes, describes or explains account activity to the Access Person; or (ii) the Access Person may place certain securities on (or remove them from) a restricted list.

(M)	“Private Fund” means a Fund exempt from registration with the SEC under Sections 3(c)(1), 3(c)(7) or another available exemption under of the 1940 Act.

(N)	“Registered Fund” means a Fund registered under the 1940 Act.

(O)	"Reportable Fund" means:

(1)	any Fund for which MFAM serves as an investment adviser or sub-adviser; or

(2)	any Fund whose investment adviser controls an Adviser, is controlled by an Adviser, or is under control with an Adviser.

(P)	"Reportable Security" means any Security (as defined below) other than:

(1)	a direct obligation of the Government of the United States;

(2)	a banker’s acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement;

(3)	shares issued by money market funds;

(4)	interest in 529 savings plans; or

(5)	shares of unit investment trusts (“UITs”) and open-end investment companies (other than exchange-traded funds ("ETFs") registered under the 1940 Act.

(Q)	"Security" includes all stock, debt obligations and other securities and similar instruments of whatever kind (whether publicly or privately traded), including any warrant or option to acquire or sell a security, listed American Depositary Receipts (e.g., ADRs), and Reportable Funds. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security or index of Securities (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code:

(1)	any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and

(2)	any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative. For the avoidance of doubt and pending SEC guidance to the contrary, cryptocurrencies are not deemed “securities”[9] for purposes of this Code. However, absent clear guidance as to the extent cryptocurrencies may be considered securities, the Advisers have deemed it prudent to require Supervised Persons to report regular trading in cryptocurrencies for speculative purposes in accordance with the reporting requirements found in Section VIII(B) (Outside Business Activities).[10]

[9]	On July 25, 2017, the SEC provided initial guidance on its views regarding whether tokens issued in “Initial Coin Offerings” (ICO’s) are “securities” under Section 2(a)(1) of the Securities Act of 1933 (and the nearly identical definition under Section 3(a)(10) of the Securities Exchange Act of 1934). The SEC determined that tokens sold in ICOs may qualify as securities under certain conditions. A detailed discussion of the SEC’s legal analysis is beyond the scope of this Code, but can be found at https://www.sec.gov/litigation/investreport/34-81207.pdf.
[10]	If you have any questions regarding whether your transactions in cryptocurrencies constitutes “regular trading for speculative purposes” that is reportable under Section VIII(B) of this Code, you should discuss them with the CCO, Compliance Team, or General Counsel.

A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any questions regarding the application of these terms should be referred to and addressed by the Compliance Team.

Section IV	Objective and General Prohibitions for Supervised Persons

(A)	Although certain provisions of this Code apply only to Access Persons, all Supervised Persons must conduct their personal activities in accordance with the standards set forth in Sections I, IV and VIII of this Code.

(1)	A Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments made on behalf of a Client.

(2)	Supervised Persons may not use information concerning the investments or investment intentions of an Adviser, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Client.

(3)	Disclosure by a Supervised Person of such information to any person outside of the course or scope of the responsibilities of the Supervised Person to a Client, or an Adviser will be deemed to be a violation of this prohibition.

(B)	Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by or for a Client. In this regard, Supervised Persons should recognize that applicable law generally provides that it is unlawful for an Adviser or any Supervised Person in connection with the purchase or sale of a Security held or to be acquired by a Client to:

(1)	employ any device, scheme, or artifice to defraud a Client;

(2)	make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(4)	engage in any manipulative practice with respect to a Client.

(C)	Supervised Persons should also recognize that violating this Code (or the underlying applicable law) may result in:

(1)	sanctions as provided by Section X below; or

(2)	administrative, civil, and, in certain cases, criminal fines, sanctions, or penalties.

Section V	Prohibited Transactions and Pre-Clearance for Access Persons[11]

(A)	Unless one of the exceptions set out in Section V(D) below applies, Access Persons must pre-clear all transactions that would result in them acquiring or selling a direct or indirect Beneficial Ownership in a:

(1)	Reportable Security;

(2)	Initial Public Offering;

(3)	Initial Coin Offering; or

(4)	Limited Offering/Private Placement.

(B)	Access Persons must report to the Advisers any transaction pre-cleared (or required to be pre-cleared) according to the rules laid out in Section VI.

(C)	Short-Term Trading.

Access Persons are prohibited from short-term trading, and are not permitted to trade a Reportable Security in the opposite direction of a recent transaction by such Access Person in such Reportable Security, in both cases until after a 30-day holding period has passed. For the avoidance of doubt, this means that an Access Person would not be permitted to:

(1)	sell shares of a Reportable Security until at least 30 days after the most recent purchase of the Reportable Security by such Access Person; or

(2)	buy shares of a Reportable Security until at least 30 days after the most recent sale of a Reportable Security by such Access Person.

The CCO may grant limited exceptions to this restriction to facilitate the remediation of trade errors, or as otherwise deemed appropriate.

(D)	Exceptions.

The prohibitions of this Section V do not apply to:

[11]	The prohibitions of this Section V apply to Reportable Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Reportable Securities and Reportable Securities acquired directly from an issuer, except to the extent that one of the exceptions from the prohibitions set forth in Section V(D) is applicable.

(1)	Purchases that are made via an Automatic Investment Plan (however, this exception does not apply to optional cash purchases pursuant to a DRIP); provided such Automatic Investment Plan, in the Compliance Team’s reasonable determination was not formed to circumvent a trading restriction on one or more Reportable Securities;

(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its Reportable Securities (if such rights are acquired from such issuer), and the exercise of such rights;

(3)	Involuntary (i.e., non-volitional) purchases, sales, and transfers of Reportable Securities (including option assignment); and

(4)	Transactions in the Motley Fool Holdings, Inc. stock.

Section VI	Pre-clearance Procedures

(A)	Obtaining Pre-Clearance.

All Access Persons seeking pre-clearance of a personal transaction in a Reportable Security required to be approved pursuant to Section V above must obtain such pre-clearance from the Compliance Team in Orion Compliance. If the CCO or a member of the Compliance Team is seeking pre-clearance with respect to his or her own transaction, the individual is prohibited from approving such transaction, and shall obtain such pre-clearance from another Compliance Team member (or, if that person is not available, from the CCO or General Counsel).

(1)	Requests for pre-clearance must be submitted through Orion Compliance and be full share amounts rounded up (no fractional shares).

(2)	Upon receipt of the request for pre-clearance, Orion Compliance automation, or as necessary the CCO or a member of the Compliance Team, will determine if the Reportable Security is on the Restricted List maintained by the Compliance Team.

If the Reportable Security is on the Restricted List, the Access Person will be denied clearance to trade in that Reportable Security and must resubmit the request at a later date unless the CCO or Compliance Team determines otherwise.

(B)	Time of Clearance.

(1)	An Access Person may pre-clear trades only where such person has a present intention to affect a transaction in the Reportable Security for which pre-clearance is sought.

(i)	It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Reportable Security at some future time depending upon market developments.

(ii)	Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Reportable Security.

(2)	Pre-clearance of a trade shall be valid and in effect through the close of business the day following the day upon which pre-clearance was granted);

(i)	Notwithstanding the foregoing, a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if the CCO or Compliance Team was aware of such facts or circumstances, the person shall be required to so advise the Compliance Team (and receive new pre- clearance) before proceeding with such transaction.

(ii)	The CCO or a Compliance Team member, in consultation with the CCO, has discretion to either extend or reduce the time period that a pre-clearance is valid, and the CCO or Compliance Team will document any exception to the pre-clearance period, including (among other things) a description of the relevant facts and circumstances for any exception in Orion Compliance.

(C)	Form.

Pre-clearance must be obtained by completing a pre-clearance request in Orion Compliance.

(D)	Filing.

Copies of all completed pre-clearance forms shall be retained electronically in Orion Compliance or in such other location that the CCO or Compliance Team shall designate.

(E)	Factors Considered in Pre-Clearance of Personal Transactions.

The Compliance Team, in consultation with the CCO, may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, the CCO and Compliance Team will consider the following factors in determining whether to grant pre-clearance of a proposed transaction:

(1)	Whether the amount or nature of the transaction, or the identity of the person making it, is likely to affect the price or market for the Reportable Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client;

(3)	Whether the transaction is likely to adversely affect a Client; and

(4)	Whether the transaction may otherwise create an appearance of impropriety.

(F)	Blackout Period and Prohibition against Front Running.

Each Adviser has established a policy that its Access Person shall not execute a personal transaction (either long or short) in a Reportable Security if an order for a Client account for the same security remains unexecuted. Such restriction shall be effective for two trading days before and after any such Client account.12 Information regarding Client trading must not be used in any way to influence trades in personal accounts or in accounts of other Clients, including those of other Access Persons Trading ahead of a Client’s order is known as “front-running” and is prohibited.

[12]	Access Persons who obtained trade pre-clearance approval for a Reportable Security prior to its addition to the Restricted List shall not be considered in violation of this provision provided they did not have knowledge of such pending Client transaction prior to effectuating any such personal trade. In the event such Access Person becomes aware of trading intent on behalf of a Client prior to effectuating their approved personal trade, such Access Person is prohibited from effectuating the approved personal transaction and must notify the Compliance Team of his or her inability to complete the previously approved personal trade.

(G)	Monitoring of Personal Transactions After Pre-Clearance.

The Compliance Team shall periodically monitor each Access Person's transactions to ascertain whether pre-cleared transactions have been executed within the time period for pre-clearance and are generally consistent with pre-cleared amounts.13

(H)	Requirements for All Personal Accounts.

Generally, an Access Person may maintain a Personal Account with the financial firm of his or her choice, provided the firm is able to provide copies of the Access Person’s account statements to the Compliance Team and such statements are being provided. However, the CCO or Compliance Team may require any Access Person to maintain Personal Accounts with specified firms or prohibit any Access Person from maintaining a Personal Account with a specified firm.

(I)	Alternative Mechanisms.

The CCO or Compliance Team may establish alternative mechanisms for the pre-clearance set out in this Section VI.

Section VII	Certifications and Reports by Access Persons[14]

(A)	Initial Certifications and Initial Holdings Reports.

Within ten (10) days after a person becomes an Access Person, except as provided in Section VII (D), such person shall complete and submit to the Compliance Team via Orion Compliance a certification of such Access Person’s acceptance and understanding of the Compliance Manual, including this Code, including certain representations as required in the certification (the “Initial Certification”) and a complete and accurate report listing all personal securities holdings required to be reported pursuant to the Code (the “Initial Holdings Report”). The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Copies of all completed Initial Certifications and Holdings Reports shall be retained electronically in Orion Compliance or in such other location that the CCO or Compliance Team shall designate.

[13]	Transaction amounts are not required to match the requested amounts exactly, but Access Persons should use care to avoid transaction details differing materially from pre-cleared amounts. Fractional shares should be rounded up when requesting pre-clearance.

[14]	The reporting requirements of this Section VII apply to Reportable Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Reportable Securities and Reportable Securities acquired directly from an issuer, and short sales of Reportable Securities, except to the extent that one of the exceptions from the reporting requirements applies.

(B)	Quarterly Transaction Reports.

(1)	Within thirty (30) days after the end of each calendar quarter, each Access Person shall complete a Quarterly Transaction Report in Orion Compliance of all transactions in Reportable Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a "Quarterly Transaction Report." Copies of all completed Quarterly Transaction Reports shall be retained electronically in Orion Compliance or in such other location that the CCO or Compliance Team shall designate.

(2)	Except as provided in Section VII (D), a Quarterly Transaction Report shall be submitted in Orion Compliance, which will include the date of submission, and must contain the following information with respect to each reportable transaction:

(i)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)	Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Reportable Security and the price at which the transaction was effected;

(iii)	Name of the broker, dealer, or bank with or through whom the transaction was effected; and

(iv)	A confirmation via electronic feed data or from the brokerage firm showing the transaction was completed.

(3)	A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Reportable Security to which the report relates.

(C)	Annual Certifications and Annual Holdings Reports.

Annually, by January 30 of each year, except as provided in Section VII (D), each Access Person shall complete and submit via Orion Compliance to the CCO or Compliance Team an Annual Certification and Holdings Report on the form prescribed by the Advisers. The information contained therein must be current as of a date no more than 45 days before the Annual Certification and Holding Report is submitted. Copies of all completed Annual Certifications and Holdings Reports shall be retained electronically in Orion Compliance or in such other location that the CCO or Compliance Team shall designate.

(D)	Exceptions from Reporting Requirements.

(1)	An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any Reportable Securities held in an account over which the Access Person does not have, directly or indirectly, Beneficial Ownership.

(2)	An Access Person need not report Reportable Securities held in Discretionary Accounts. However, the Compliance Team may request a signed statement from the third-party trustee or manager certifying that he/she had full discretion for the Discretionary Account(s) or require such Access Person to certify that they do not have any direct or indirect influence over such Discretionary Account(s). In addition, the Compliance Team may periodically request that an Access Person provide transaction or holding reports. An Access Person relying on this exception must provide the Compliance Team with a certification annually.

(3)	An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan. Notwithstanding the foregoing, all Access Persons are still required to complete the Quarterly Personal Trade Monitoring Certification in Orion Compliance.

(E)	Statements.

(1)	For accounts without an electronic feed, an Access Person will attach statements in Orion Compliance for all Personal Accounts through which transactions in Reportable Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the Compliance Team receives the account statements through Orion Compliance no later than thirty (30) days after the end of the calendar quarter.

(2)	Notwithstanding the foregoing, an Access Person must submit a Quarterly Transaction Report for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Reportable Security if such transaction was not in a Personal Account for which electronic feed or duplicate statements are being sent.

(3)	Access Persons who provide duplicate statements to the Compliance Team for their Personal Accounts will still be required to submit a Quarterly Transaction Report applicable to all transactions in Reportable Securities required to be reported by them hereunder. The Compliance Team will review these statements to ascertain compliance with this Code.

(F)	The Compliance Team may establish alternative mechanisms for the reporting set out in this Section VII.

(G)	Each Access Person must take the initiative to comply with the requirements of this Section VII. Any effort by an Adviser, to facilitate the reporting process does not change or alter that responsibility.

Section VIII	Additional Prohibitions

(A)	Confidentiality of Client Transactions.

(1)	Funds.

i.	Registered Funds. Until disclosed in a public communication to shareholders, to the SEC, or otherwise in accordance with any policies regarding the selective disclosure of portfolio holdings, all information concerning the Securities held by or being considered for purchase or sale by a Registered Fund shall be kept confidential by all Supervised Persons.

ii.	Private Funds. All information concerning Securities held by or being considered for purchase or sale by a Private Fund must be kept confidential, both from the public and Private Fund investors[15]. On a case-by-case basis, the General Counsel or CCO may approve the disclosure of Private Fund portfolio holdings information to current and prospective investors.

(2)	All information concerning the Securities held by or being considered for purchase or sale for the Model Portfolios or any Client shall be kept confidential by all Supervised Persons, or, with respect to the Model Portfolios, until publicly disclosed.[16]

(3)	In addition to portfolio information, all non-public personal information about Clients and potential clients shall be kept confidential in accordance with each Adviser’s Privacy Policy. For the avoidance of doubt, “Client” includes all employees of the Advisers or their affiliates that are clients of MFWM or shareholders of a Reportable Fund.

(B)	Outside Business Activities, Relationships and Directorships.

Supervised Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Advisers or any Client.17 Similarly, no such outside business activities or relationships may be inconsistent with the interests of the Advisers or any Client.18 Supervised Persons shall obtain pre-clearance of any Outside Business Activity (“OBA”) by submitting the appropriate OBA request in Orion Compliance. Supervised Persons are also barred from using company resources or disclosing any confidential information in connection with their OBA.

Supervised Persons are not permitted to:

(1)	engage in any other financial services (including tax) business for profit;

(2)	be employed or compensated by any other business for work performed;

(3)	have a significant equity interest (e.g. >5%) in any other financial services business; or

(4)	serve as a director or officer of any public or private company, including an investment committee of any organization without prior approval of the Compliance Team.

In the event that the Compliance Team determines that the OBA may present a significant risk or impair a Supervised Person’s ability to timely discharge the duties of his/her position with an Adviser, the President of any applicable Adviser may be consulted. The President will review the activity in consultation with the CCO and/or General Counsel, if necessary. Supervised Persons must pre-clear all OBA (including paid public appearances) by completing the OBA request in Orion Compliance. Supervised Persons will be required to certify their OBA annually and are required to update the information contained in the OBA portal in Orion Compliance, should the information contained therein be materially inaccurate. OBAs will be reviewed periodically by the Compliance Team.

[15]	Private Funds may disclose certain portfolio holding information (e.g., top 10 long positions) as part of periodic investor reporting (e.g., monthly investor letters). Once disseminated, portfolio holding information contained in investor reports can be discussed with current investors in the applicable Private Fund, but not with prospective investors or the general public without General Counsel or CCO approval.

[16]	Of course, nothing in this Joint Code of Ethics shall prevent an Adviser or any Supervised Persons from disclosing a Client’s holdings to that Client in the ordinary course of business and discussing with the Adviser personnel as part of the Adviser’s business.

[17]	Regularly trading in cryptocurrencies for speculative purposes constitutes a reportable outside business activity for purposes of this Section VIII(B).

[18]	Should a Supervised Person be unsure as to whether a potential activity requires pre-clearance, it is that Supervised Person’s responsibility to consult the CCO or Compliance Team in advance of engaging in any related activity.

Although pre-clearance is required, an OBA related to activities that do not offer any form of compensation or that are purely philanthropic in nature, such as voluntary service for charitable organizations, or activities directly related to the education and schooling of a Supervised Person’s children are generally allowed. Such activities are deemed not to present a conflict of interest with the duties to the Advisers or any Client, provided they do not interfere with the Supervised Person’s responsibilities and obligations to the Adviser.

In addition, to the extent that the Adviser files a Form U-4 for a Supervised Person seeking to engage in an OBA, the Form U-4 may need to be updated to reflect the activity.

(C)	Gifts and Entertainment.

Supervised Persons are prohibited from both giving to and receiving from a Client, prospective client, or any entity conducting business with or for the Adviser any form of cash or cash equivalents, including gift cards19. Additionally, Supervised Persons may not engage in the exchange of gifts – whether in merchandise, services, or any other form – that exceed a value of $100, nor participate in entertainment activities valued at greater than $250, except:

(1)	customary business entertainment such as meals, refreshments, beverages and events that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, where the giver or a representative is present, do not influence or give the appearance of influencing the recipient and cannot reasonably be viewed as a bribe, kickback or payoff; or

(2)	company-branded items of nominal value, such as stationery, mugs, pens, or calendars bearing the Adviser's logo. Such items, designed for promotional purposes rather than personal benefit, are exempt from the aforementioned $100 value limit due to their minimal value and intent to promote brand visibility rather than influencing decision-making processes. Supervised Persons may give and accept company-branded promotional items without prior approval from the CCO or Compliance Team, provided these items are of a customary nature and intended solely for promotional or marketing purposes; and

(3)	business-related gifts valued at greater than $100; in each case with prior approval of the CCO or Compliance Team by submitting an approval request in Orion Compliance.[20]

[19]	In certain instances, Supervised Persons may be permitted to receive gift cards of limited value if provided as a means to facilitate live digital/videoconference event refreshments, provided the value of such card does not exceed a reasonable amount considering the duration of the event (generally expected to be $25 or less per meal period). In addition, gift cards valued at $100 or below are acceptable, provided that these are distributed as part of a promotional giveaway endorsed by the Adviser. All uses of gift cards pursuant to these limited exceptions must be pre-approved by the Compliance Team.

[20]	The CCO or Compliance Team shall consider the appropriateness and/or reasonableness of any gift in excess of $100 or entertainment in excess of $250 relative to factors such as those enumerated in Subsection (C)(1) of this section.

(D)	Relationship with The Motley Fool.

The Advisers’ relationships with The Motley Fool, LLC and other affiliates engaged in publishing information or analysis about securities ("The Motley Fool"), pose challenges in the Adviser’s industry. To protect the reality and appearance of integrity, neither a Supervised Person nor an Adviser may:

(1)	Seek information about securities or investments from The Motley Fool that has not been made publicly available ("Fool Information");

(2)	Use or pass on Fool Information for the benefit of an Adviser, its Clients, its Supervised Persons, or its investors;

(3)	Seek to influence The Motley Fool, its employees, agents, affiliates, contractors, directors, or stockholders (“Fool Persons”) to publish information or analysis for the purpose of influencing the market for any Security;

(4)	Disclose any nonpublic information of the Advisers, or their Clients, especially including Client holdings or Securities being considered for purchase or sale, to The Motley Fool, except as part of a public disclosure authorized by the General Counsel or CCO (e.g., as part of a public disclosure of ETF holdings); but

(5)	Notwithstanding the foregoing, an Adviser and its employees may disclose Client information to Fool Persons for the purpose of having them perform services on an Adviser's behalf; provided that such disclosure is permitted under the Adviser’s Privacy Policy.

If a Supervised Person obtains Fool Information, they will notify the Compliance Team immediately, which may result in certain Securities being added to the Restricted List (as described above).

For further guidance regarding actions or practices that are permissible and prohibited, please see The Motley Fool Holdings Code of Foolish Conduct.

Section IX	Certification by Access Persons

The certifications of each Access Person required pursuant to Section VII shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it. Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.

Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide the Adviser with a certification of the receipt of the Code and any amendment in Orion Compliance.

Section X	Sanctions

Any violation of this Code shall be subject to such sanctions by an Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 204A-1 and this Code. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by a Client and the more advantageous price paid or received by the offending person.

Section XI	Reporting of Violations

Every Supervised Person shall immediately report any violation of this Code to the Compliance Team, or in their absence, the General Counsel or a member of the Legal Team of the applicable Adviser. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not retaliate against any Supervised Person who reports a violation of this Code in good faith and any retaliation constitutes a further violation of this Code. For additional information regarding the Advisers’ “whistleblower” protections, please see The Motley Fool Holdings Code of Foolish Conduct. The Compliance Team will keep records of any violation of this Code, and of any action taken as a result of the violation.

Section XII	Administration and Construction

(A)	The Compliance Team shall be responsible for the administration of this Code.

(B)	The duties of the Compliance Team are as follows:

(1)	Maintain current lists of the names of all Supervised Persons and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of an Adviser or of any company that controls the Adviser, and the date each such person became an Access Person;

(2)	On an annual basis, providing each Supervised Person of an Adviser with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining the certifications and reports required to be submitted by Access Persons under this Code and reviewing the reports submitted by Access Persons;

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by the Adviser on behalf of Clients;

(6)	Issuance, either personally or with the assistance of the Legal Team as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 204A-1 and this Code; and

(7)	Conduct inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the applicable Adviser; and

(8)	Report a material violation of this Code as part of the Quarterly Compliance Report.

(C)	The Compliance Team shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of this Code and any other codes of ethics adopted pursuant to Rule 204A-1 by the Advisers for a period of five (5) years;

(2)	A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Adviser, as applicable, in which the violation occurred;

(3)	A copy of each report made pursuant to this Code and any other code specified in XII(C)(1) above, by an Access Person or the CCO or Compliance Team, for a period of not less than five (5) years from the end of the fiscal year of the Adviser in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;

(4)	A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1, Rule 204A-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports; and

(5)	A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons or to make a permitted exception to any provision of this Code, for at least five (5) years after the end of the fiscal year in which such approval was granted.

Section XIII	Confidentiality and Privacy Policies

The protection of confidential business information is vital to the interests and the success of each Adviser. Employees may not disclose to third parties, or use for their own personal benefit, any information regarding:

●	Advice to Clients;

●	Securities or other investment positions held by the Adviser or its Clients;

●	Transactions on behalf of the Adviser or its Clients;

●	The name, address or other personal identification information of Clients or investors;

●	Personal financial information of Clients or investors, such as annual income, net worth or account information;

●	Investment and trading systems, models, processes and techniques used by the Adviser;

●	Advisers’ business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

●	Any other non-public information or data furnished to the Employee by the Adviser or any Client or investor in connection with the business of the Advisers or such Client or investor; or

●	Any other information identified as confidential or which the Employee may otherwise be obligated to keep confidential.

The information described above is the property of the Advisers and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another authorized officer of the Advisers, except for a purpose properly related to the business of the Advisers or a Client of the Advisers (such as to a Client’s independent accountants or administrator) or as required by law.

This MFAM and Motley Fool Funds Trust Code was adopted on March 25, 2009.

This Code, as amended, was approved by the Board of Trustees of the Trust at a meeting held on January 30, 2012; September 15, 2015 (Joint Code with MFWM); December 7, 2016 (Joint Code). On December 23, 2016, the Trust ceased to exist and the Funds became part of the RBB Funds, Inc, a series trust. The board of RBB Funds, Inc. first adopted this Code on September 22, 2016, and approved a subsequent version of the Code in January 2018.

This Code, as amended, was approved by MFAM on January 30, 2012; September 15, 2015 (Joint Code with MFWM), October 15, 2016 (Joint Code); August 2017 (remove Trust); December 2017; October 2022; January 2023 (Consolidated MFWM, MFAM and 1623). January 2025 (removed 1623 Capital).

The MFWM Code was adopted July 2014.

This Code, as amended, was approved by MFWM on December 2014; September 15, 2016 (Joint Code with MFAM and Trust); October 15, 2016 (Joint Code); August 2017 (remove Trust); December 2017; October 2022; January 2023 (Consolidated MFWM, MFAM and 1623). January 2025 (removed 1623 Capital).

The 1623 Capital Code was adopted January 2023, replacing the Adviser’s previously effective code of ethics. The predecessor 1623 Code was adopted on August 26, 2019, and subsequent versions were approved by 1623 Capital on June 10, 2020, October 5, 2020, October 5, 2021, November 4, 2022. January 2025 (1623 Capital ceased operations in 2024 and is no longer included in the Code of Ethics).